Exhibit 99

BUTLER NATIONAL CORPORATION ANNOUNCES AVCON INDUSTRIES HAS RECEIVED AS9100 REVISION B CERTIFICATION

OLATHE, Kan., December 7, 2011 -- Butler National Corporation (OTCQB:  BUKS), a leader in the growing global market for structural modification, maintenance, repair and overhaul (MRO) and a recognized provider of management services in diverse business groups announces Avcon Industries, Inc., a wholly-owned subsidiary, has received AS9100 Revision B Certification.  Avcon’s design, production, and distribution operations are certified to the ISO 9001:2008 and AS9100 Revision B International Quality System Standard.

“AS9100 is the quality standard for the aviation industry.  These certifications demonstrate our commitment to quality.  Many potential customers require these certifications. We would like to congratulate and thank the Avcon team for their dedication to quality and hard work in obtaining these certifications,” said Clark Stewart, President and CEO of Butler National Corporation.

The AS9100 Certification provides for periodic data analysis, corrective action programs and continual improvement initiatives and is a core requirement for major aerospace manufacturers.

Avcon’s entire quality system was audited and certified by Smithers Quality Assessments Inc. (SQA), a leading independent accredited registrar.  SQA is fully accredited by the American National Accreditation Body and is a member of the independent Association of Accredited Registrars.

Our Business:  Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:  The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward looking statements. Investors should not place undue reliance on forward looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference. Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.
FOR MORE INFORMATION, CONTACT:

Reign Strategy & Investment Group	Ph (914) 479-9060
Lou Albert Rodriguez
lou.albert@reigninvestment.com
www.reigninvestment.com

Jim Drewitz, Public Relations	Ph (830) 669-2466
jim@jdcreativeoptions.com www.jdcreativeoptions.com

WEB:  Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.